Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

March 27, 2024

The Board of Directors

BIOLASE, INC.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1, as amended (File No. 333-276596) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of up to 4,443,760 shares (the “Warrant Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of BIOLASE, Inc., a Delaware corporation (the “Company”), of which (i) 2,221,880 shares of Common Stock are issuable upon exercise of certain outstanding warrants (the “December 2023 Warrants”) to purchase shares of Common Stock issued on December 8, 2023, and (ii) 2,221,880 shares of Common Stock are issuable upon exercise of certain outstanding warrants (the “February 2024 Warrants” and together with the December 2023 Warrants, the “Warrants”) to purchase shares of Common Stock issued on February 15, 2024. The December 2023 Warrants were issued and sold pursuant to a securities purchase agreement, dated as of December 6, 2023, by and between the Company and the purchaser (the “Selling Stockholder”) identified on the signature page thereto (the “Securities Purchase Agreement”) and the February 2024 Warrants were issued pursuant to a Consent and Waiver, dated as of February 12, 2024, by and between the Company and the Selling Stockholder (the “Consent and Waiver”).

In our capacity as counsel to the Company, we have examined the Registration Statement, the Warrants, the Securities Purchase Agreement, the Consent and Waiver and original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that, the Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP